UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOLT INFORMATION SCIENCES, INC.

(Exact name of registrant as specified in its charter)

New York	13-5658129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2401 N. Glassell Street

Orange, California 92865

(Address of principal executive offices, including zip code)

Volt Information Sciences, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Nancy T. Avedissian, Esq.

Volt Information Sciences, Inc.

2401 N. Glassell Street

Orange, CA 92865

(714) 921-5456

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” “and emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.10 per share	4,295,000(1)(2)	$3.76	$16,149,200	$1,762

(1)

The Volt Information Sciences, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) authorizes the issuance of up to a maximum of 3,700,000 shares of Common Stock of Volt Information Sciences, Inc. (the “Registrant”), par value $0.10 per share (the “Common Stock”), plus the number of shares of Common Stock remaining available for issuance under the Volt Information Sciences, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), plus any shares of Common Stock that, pursuant to the terms of the 2021 Plan, may become available for future issuance under the 2021 Plan in accordance with the terms of the 2021 Plan, the 2019 Plan and the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”), each of which were previously approved by the shareholders of the Registrant. This registration statement on Form S-8 (this “Registration Statement”) is registering 4,295,000 shares of Common Stock, representing 3,700,000 shares of Common Stock issuable under the 2021 Plan pursuant to the terms of the 2021 Plan, plus 386,078 shares of Common Stock remaining available for issuance under the 2019 Plan issuable under the 2021 Plan, plus an estimated number of shares of Common Stock that may again become available for awards under the 2021 Plan pursuant to the terms of the 2021 Plan, the 2019 Plan and the 2015 Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or delivered under the 2021 Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(3)

The offering price per share is estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares of Common Stock on the New York Stock Exchange on June 7, 2021, which was $3.76.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S- 8. Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the 2021 Plan. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference (except any portions of such filings deemed to have been furnished and not filed in accordance with SEC rules, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information, shall not be deemed incorporated by reference into this Registration Statement):

(a) the Registrant’s Annual Report on Form 10-K for the year ended November 1, 2020 filed with the Commission on January 14, 2021;

(b) the Registrant’s Quarterly Report on Form 10-Q for the period ended January 31, 2021 filed with the Commission on March 17, 2021;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on December 18, 2020 and April 22, 2021;

(d) those portions of the Registrant’s Definitive Proxy Statement filed with the Commission on February  26, 2021; and

(e) the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, as filed with the Commission on August 22, 2014, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby has been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The New York Business Corporation Law (“NYBCL”) in general permits a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The NYBCL generally permits a corporation to grant other rights to indemnification through its certificate of incorporation or by-laws, or by resolution of shareholders or directors or by agreement to corporate officers and directors except in instances where a judgment or other final adjudication adverse to the officer or director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the officer or director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The Registrant’s Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”) permits the Registrant to indemnify any officer, director or other person to the fullest extent from time to time permitted by law, and provides that, to the extent consistent therewith, the Registrant shall indemnify or advance expenses to any officer, director or other person to the fullest extent required by or pursuant to any present or future by-law of the Registrant, agreement approved by the Board of Directors, or resolution of shareholders or directors.

In general, the Registrant’s Amended and Restated By-Laws (the “By-laws”) provide that the Registrant shall indemnify each corporate officer and director (as well as any person serving another entity, trust or employee benefit plan in any capacity at the Registrant’s request) against judgments, fines, amounts paid in settlement and reasonable expenses incurred in connection with the defense or as a result of any threatened, pending or completed action, suit or proceeding (including civil, criminal, administrative or investigative and actions by or in the right of the Registrant or other entity, trust or employee benefit plan) to which the person seeking indemnification is made or threatened to be made a party by virtue of serving in any of those capacities, except in instances where the NYBCL prohibits indemnification.

In addition, the Registrant’s Restated Certificate of Incorporation provides that directors shall not be liable to the Registrant or its shareholders for damages for any breach of duty as a director, except for liability a director may have for any act or omission prior to the effectiveness of the Restated Certificate of Incorporation or if a judgment or other final adjudication adverse to the director establishes that: (i) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (iii) the director’s acts violated NYBCL Section 719 (which imposes liability on transactions when contrary to NYBCL provisions). This provision also provides that if the Registrant may by law be permitted to further eliminate or limit the personal liability of directors, then the liability of a director shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law.

As permitted by the Registrant’s By-Laws, the Registrant has entered or will enter into indemnification agreements with each of its directors and executive officers. These agreements generally require the Registrant to indemnify its directors and executive officers against all expenses (including attorney’s fees) actually and reasonably incurred by such directors and executive officers in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative, investigative or other), whether instituted by or in the right of the Registrant or any other person, or any inquiry or investigation, whether instituted by the Registrant or any other person in which such person is or was a party or is threatened to be made a party or in good faith believes might lead to the institution of any such action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant (or any subsidiary of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee, member, manager, trustee, agent or fiduciary (or in any other capacity) of another enterprise (a “Claim”); provided, however, that no indemnification is permitted if a judgment or other final adjudication adverse to such directors or executive officers establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled unless and only to the extent that the court in which such Claim was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity and the amount of the indemnifiable losses which the court shall deem proper.

As permitted by New York law, the Registrant maintains certain insurance covering the Registrant’s obligation to indemnify directors and officers and also covering directors and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See attached Exhibit list.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by Volt Information Sciences, Inc. under the Exchange Act and are hereby incorporated by reference to such reports.

Number	Title of Exhibit

4.1	Restated Certificate of Incorporation of Volt Information Sciences, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed June 10, 2015; File No. 001-09232).

4.2	Amended and Restated By-Laws of Volt Information Sciences, Inc., as amended through September 7, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 12, 2017; File No. 001-9232).

5.1*	Opinion of Milbank LLP regarding the validity of the securities being registered.

23.1*	Consent of Milbank LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (included on signature page hereto).

99.1	Volt Information Sciences, Inc. 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement filed February 26, 2021; File No. 001-09232).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Orange, State of California, on this 10th day of June, 2021.

VOLT INFORMATION SCIENCES, INC. (Registrant)

By:	/s/ Nancy T. Avedissian
	Name:	Nancy T. Avedissian
	Title:	Senior Vice President,
Chief Legal Officer & Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Linda Perneau, Herbert M. Mueller and Nancy T. Avedissian, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 10th day of June, 2021.

Signature	Title

/s/ LINDA PERNEAU	President, Chief Executive Officer and Director
Linda Perneau	(Principal Executive Officer)

/s/ HERBERT M. MUELLER	Senior Vice President and Chief Financial Officer
Herbert M. Mueller	(Principal Financial Officer)

/s/ LEONARD NAUJOKAS	Controller and Chief Accounting Officer
Leonard Naujokas	(Principal Accounting Officer)

/s/ CELIA R. BROWN	Director
Celia R. Brown

/s/ NICK S. CYPRUS	Director
Nick S. Cyprus

/s/ WILLIAM J. GRUBBS	Director
William J. Grubbs

/s/ BRUCE G. GOODMAN	Director
Bruce G. Goodman

/s/ ARNOLD URSANER	Director
Arnold Ursaner